EXHIBIT 16.2


Resignation of James E. Scheifley & Associates, P.C.




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EXHIBIT 16.2

                      James E. Scheifley & Associates, P.C.
                               22 Brushwood Court
                                   PO Box 2158
                             Dillon, Colorado 80435
                               Phone: 970-513-9308
                                Fax: 419-821-5638
                              E-mail: jes@vail.net



                                December 1, 2004



David Cutler, CEO
Multi-Link Telecommunications, Inc.
4704 Harlan Street, Suite 420
Denver, CO 80212

Dear Mr. Cutler:

We are advising you as follows:

1. James E. Scheifley & Associates, P.C. was dismissed as auditor effective November 30, 2004, at the request of Multi-Link Telecommunications, Inc.

2. In connection with the audit of the two most recent fiscal years, no disagreement(s) exist with any former accountant on any matter of accounting, principles, or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with their report to the subject of the disagreement(s).

I trust this letter will fulfill your requirements.

Sincerely,


James E. Scheifley & Associates, P.C.
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James E. Scheifley & Associates, P.C.